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                               E X H I B I T I O N
                                A G R E E M E N T


                  THIS EXHIBITION AGREEMENT, entered into this 25th day of September, 1998, by and between RMS Titanic, Inc., a corporation organized under the laws of the State of Florida and having its principal place of business at 17 Battery Place, New York, New York 10004 ("RMST") and Media Rare Inc, a corporation organized under the laws of the State of Minnesota and having its principal place of business at 400 Silbey Street, Suite 270, St. Paul, Minnesota 55101 ("Media Rare").

                  WHEREAS, RMST and Media Rare wish to work in association with one another to present an exhibition in the city of Saint Paul, Minnesota of artifacts recovered by RMST from the wreck site of the Titanic (the "Exhibition"), together with supporting material, subject to the terms and conditions of this Agreement.

                  NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Agreement, the parties hereto agree as follows:

                  1. DEFINITIONS.

                  Except as otherwise indicated elsewhere in this Agreement, the following words and expressions shall have the following meanings:

                  1.2 "Exhibition Term" shall mean the period commencing December 31, 1998 and expiring on April 30, 1999.

                  1.3 "Exhibitry" shall include, display cases, mountings, props, theatrical pieces, didactic and other panels, artwork, models, transportable walls and wall covering, electronic, audiovisual and computer equipment and software programs, and any and all other display items or elements contained in the Exhibition that can be removed from "Titanic: The Artifacts Exhibition" currently presented in a temporary structure near the World Trade Center Boston (the "Boston Exhibition") for re-installation at the Venue, together with all drawings, plans, specifications and other documentation relating thereto.

                  1.4 "Profits" shall mean the excess of Revenues over the lesser of: (a) the costs of operations, as defined by the Budget referenced in
Section 1.5 hereof (the "Budget"); or (b) the actual costs of operations. For purposes of the foregoing, costs of operations shall consist of all expenses set forth in the Budget.

                  1.5 "Project Expenses" shall include, all costs and expenses of every kind and description incurred in establishing and presenting the Exhibition, including, without limitation, design and fabrication of the Exhibition, operating the Exhibition and marketing the Exhibition, all as set forth in a certain memo dated September 16, 1998 from Media Rare to RMST, a copy
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which is attached hereto as Exhibit A and incorporated by reference herein (the
"Memo"); plus (a) payments to be made in accordance with Section 5 hereof for the deinstallation of the Boston Exhibition, transportation and installation of the Exhibitry and Artifacts in the Venue, and for related services; (b) payment of $300,000 to RMST for the lease of the Exhibitry for the Exhibition Term (the "Lease Fee"); (c) out-of-pocket expenses (including travel to and from New York City to Saint Paul and lodging in St. Paul) incurred for the attendance of George Tulloch and/or Allan Carlin (or other mutually agreed upon representatives of RMST) in connection with the design, marketing and promotion of the Exhibition (including the opening night reception) upon the request of Media Rare; and (d) such other expenses as the parties may mutually agree upon. The expenses identified in the Memo and subparagraphs (a) through (d) above are hereinafter collectively referred to as the "Budget."It is further agreed that the Lease Fee shall be paid to RMST after other Project Expenses are recouped or a reserve from Revenue is available for the future payment of the Project Expenses contained in the Budget.

                  1.6 "Revenue" shall mean and include the aggregate of:

                           1.6.1 "Ancillary Revenues," which shall include all
                  revenues derived from television broadcast, film and music rights that may be granted pursuant to and in accordance with the terms of this Agreement, and, except as set forth in Sections 1.6.2 through 1.6.4 hereof, other revenues related to or derived from the presentation of the Exhibition.

                           1.6.2 "Merchandising Revenue," which shall include
                  all revenues derived from the sale of merchandise pursuant to
                  Section 8.1 hereof and from the sale of food and beverages at the Exhibition (including revenue derived from catering special events, as described in Section 1.6.3 below, minus cost of goods (if applicable), sales tax, credit card fees and check verification fees.

                           1.6.3 "Sponsorship Revenue," which shall include all
                  revenues except non-cash or in-kind sponsorships, derived from the granting of sponsorship or promotion rights (including, but not limited to, special events, such as for example, permitting groups to attend the exhibition while the general public is excluded from the exhibition) to third parties for the Exhibition, less commissions paid to third-parties in connection with the generation of the Sponsorship Revenue.

                           1.6.4 "Ticket Revenue," which shall include all sums
                  generated by ticket sales at the Exhibition and through authorized ticket sale outlets, minus sales tax, credit card fees, and check verification fees, potential outside ticketing services and couponing programs, plus the Service Charge, as defined by Section 11.2 hereof.

                  1.7 "Supporting Material" shall mean material relating specifically to the recovery of the Artifacts and other objects recovered by RMST from the wreck site of the Titanic, including but not limited to photographs and video footage, supplied by RMST.

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                  1.8 "Venue" shall mean a structure consisting of approximately
35,000 square feet known as the Union Depot in the Lowertown section of St.
Paul, Minnesota.

                  2. THEMES AND DURATION OF THE EXHIBITION, AND RMST'S
                     CONSULTATION RIGHTS.

                  2.1 The parties agree that the Exhibition will be presented in the Venue and will be substantially the same as the content of the Boston Exhibition, subject to design of the Exhibition for presentation within the dimensions of the Venue.

                  2.2 The name of the Exhibition shall be "Titanic - The Exhibition" or such other name mutually agreed upon by the parties.

                  2.3 The Exhibition is to be produced by RMST in association with Media Rare, and will be advertised and promoted in such manner as will reasonably give recognition to RMST's and Media Rare's association with the Exhibition.

                  2.4 Media Rare and RMST acknowledge that work on the design and construction of the Exhibition for presentation in the Venue will commence following the execution of this Agreement, and that the parties shall jointly be responsible for the design of the Exhibition, with Media Rare to have the responsibility of supervising the preparation of the Venue and any improvements or additions to the Boston Exhibition as are mutually agreed upon. In connection with these matters, Media Rare acknowledges that RMST has sought, and intends to continue to seek, to preserve and promote the memory of the Titanic with dignity and respect, and with due regard to Titanic's historical and maritime significance. Media Rare accordingly agrees that the Exhibition will be designed in a manner that is consistent with RMST's desire to preserve and promote the memory of the Titanic, as described above. In furtherance of the foregoing, Media Rare agrees:

                                    2.4.1 (a) The design of the Exhibition; (b)
                  the content of all marketing, advertising and public relations materials; (c) the plan for and personnel in charge of handling and installation of the Artifacts; and (d) the content of a pre-recorded audio tour of the Exhibition, as provided elsewhere herein, shall all be subject to review and written approval in advance by RMST, which approval shall not be unreasonably withheld.

                                    2.4.2 Upon reasonable request from RMST,
                  Media Rare will arrange for its key design and other specialist personnel to meet with representatives of RMST to review the progress of preparation of the Exhibition.

                                    2.4.3 Upon reasonable request of RMST, Media
                  Rare will provide reasonable access for RMST representatives to observe the preparation of the Venue for presentation of the Exhibition.

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                  3. THE OBLIGATIONS OF MEDIA RARE.

                  Media Rare agrees to pay all Project Expenses in the amounts set forth in the Budget and to:

                  3.1 Make all arrangements, and obtain all rights, permits and licenses as may be required, for presentation of the Exhibition in the Venue, and in connection therewith, Media Rare represents and warrants that all improvements of the Venue will be completed sufficiently in advance of the opening of the Exhibition so as to permit the Exhibition to commence as scheduled;

                  3.2 Commission and supervise all design and construction work relating to the presentation of the Exhibition in the Venue and improvements or additions to the Boston Exhibition, including, but not limited to:

                                    3.2.1 All lighting systems and equipment for
                  illumination of the galleries and ancillary exhibition areas.

                                    3.2.2 All necessary galleries and ancillary
                  areas, including furniture and equipment for an Artifact retention area, box office, security, coat check, cash control, orientation theater, queuing area, concessions, and all other areas or improvements that may be required to properly display the Artifacts and present them in a manner that will allow the public to safely view them.

                                    3.3.3 A display shall be designed for the
                  Big Piece to be fully immersed in water with appropriate chemical treatments and equipment so as to permit its proper conservation during the Exhibition Term. It is understood and agreed that the frame supports and "shower system" utilized for the display of the Big Piece in the Boston Exhibition will not be utilized in the Venue.

                  3.3 Develop and implement a comprehensive marketing, advertising, promotion and public relations plan for the Exhibition in consultation with RMST.

                  3.4 Develop and implement a comprehensive admissions and sales program including ticket sales, toll-free telephone sales, media and sales blitzes, box office, group sales, and other means to maximize attendance at the Exhibition.

                  3.5 Be responsible for the care and storage of the Artifacts and Supporting Material, including conservation inspections so as to protect the Artifacts from the elements, extreme lighting, temperature, humidity, unauthorized photography, filming or videotaping, or handling by unauthorized personnel in a manner that could damage the Artifacts.

                  3.6 Provide full insurance coverage for the Artifacts of Ten Million ($10,000,000) Dollars in assessed valuation from the time the Artifacts are delivered by RMST to

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Media Rare until thirty (30) days after the conclusion of the Exhibition or the return of the Artifacts to RMST, whichever occurs first, and full insurance coverage for the Exhibitry in an amount equal to no less than the actual costs of the Exhibitry.

                  3.7 Be responsible for all staffing and the daily operations of the Exhibition.

                  3.8 Be responsible for the safety and security of the Artifacts and Exhibitry from the time the Artifacts and Exhibitry are delivered by RMST to Media Rare and until returned to RMST.

                  3.9 Provide secure, pest-free storage for shipping crates.

                  3.10 Produce an audio-visual presentation of approximately 8 minutes duration for use solely in an orientation theater in the Exhibition, the content of which shall be subject to RMST's consent, which consent shall not be unreasonably withheld.

                  4. RMST'S OBLIGATIONS.

                  RMST agrees to:

                  4.1 Make the Exhibitry and Artifacts available to Media Rare for the Exhibition Term and available to be packed at the Boston Exhibition no later than December 1, 1998. The Exhibitry and Artifacts shall be delivered to the Venue no later than December 15, 1998. In the event that the Exhibitry and Artifacts are not delivered on or before December 15, 1998, Media Rare shall have the option to cancel this Agreement on or before December 18, 1998, without any claims by or against RMST.

                  4.2 Make available such Supporting Material as Media Rare shall reasonably require following consultation with RMST.

                  4.3 Deinstall and remove the Exhibitry and Artifacts from the Venue within thirty (30) days of the expiration of the Exhibition Term.

                  5. DELIVERY OF THE BOSTON EXHIBITION

                  The parties acknowledge that RMST has engaged Resource Plus and Event Management International ("EMI"), in consideration of the payment to EMI of the sum of Three Hundred Thousand Dollars ($300,000), payable in six (6) equal installments of $50,000 each commencing on December 1, 1998, to prepack, pack, handle, provide security for, transport, insure, and install the Exhibition (including the Artifacts) in the next venue for the Exhibition in the United States after its presentation in Boston, Massachusetts (the "Next Venue"), to consult with RMST as may be reasonably necessary in connection with needs and expectations for preparation of the site for the installation and operation of the Exhibition at the Next Venue, and to provide onsite training services at the Next Venue for a period of one week prior to the opening and ending one

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week after the opening of the Exhibition in consideration of the payment to EMI;
provided, however, in the event that the actual out-of-pocket expenses incurred by EMI in connection with the prepacking, packing, handling, providing security for, transporting, insuring and installing the Exhibition exceed $200,000, RMST has agreed to re-negotiate in good faith the sum payable to EMI pursuant hereto. Accordingly, the Budget contains provision for the payment of $300,000 for the deinstallation of the Boston Exhibition and the transportation and installation thereof in the Venue, together with the provisioning of related services. In the event that EMI actually incurs out-of-pocket costs in excess of $200,000 for the prepacking, packing, handling, providing security for, transporting, insuring and installing the Exhibition, RMST agrees to be solely responsible for the payment of any such overage.

                  6. DIVISION AND PAYMENT OF REVENUES.

                   6.1. All Revenues shall be collected by Media Rare and be deposited into an interest-bearing bank account to be utilized for the receipt and disbursement of Revenues (the "Bank Account"). Revenues shall be disbursed for the following purposes and in the following priority: (a) subject tot he provisions set forth in Section 6.2 below, to pay RMST the sum of $1,000,000 no later than February 28, 1999; provided, however, in the event the payment of such $1,000,0000 to RMST would not leave an adequate cash reserve for the payment of projected March operating expenses, exclusive of Lease Payments, projected from the Budget (the "March Expenses"), then payment of a portion of such $1,000,000 payment may be deferred in order to establish a satisfactory reserve for the payment of the March expenses; (b) to Media Rare, in recoupment of the Project Expenses; and (b) to the respective parties, in proportion to their respective rights to Profits as set forth in Section 6.3 hereof.

                  6.2 Notwithstanding the provisions of Section 6.2(a) hereof, Media Rare shall have the right to use Revenues for the payment of Project Expenses prior to the payment of such $1,000,000 payment to RMST; provided, however, the use of Revenues to pay such Project Expenses shall in no respect diminish or qualify Media Rare's obligations to pay $1,000,000 (less a reserve for payment of the March Expenses) on or before February 28, 1999 in accordance with Section 6.1(a) hereof, or to pay any deferred balance thereof on or before March 31, 1999. Media Rare hereby acknowledges that if Revenues are insufficient to pay both the sum due to RMST under Section 6.1(a) hereof and Project Expenses, Media Rare nonetheless unconditionally guarantees to RMST the payment of all sum due under Section 6.1(a) hereof on a timely basis. In the event that Media Rare fails to make the payments due to RMST on or before February 28, 1999 in accordance with the foregoing, or fails to make the payment of any deferred balance thereof on or before March 31, 1999, Media Rare hereby assigns to RMST all rights, title and interest in Revenues until such $1,000,000 is paid in full. The foregoing assignment of Revenues is without prejudice to, or limitation or waiver of, all of RMST's legal and equitable rights and remedies to enforce Media Rare's obligations hereunder.

                  6.3 Profits (as defined in Section 1.4 hereof) shall be divided between RMST and Media Rare as follows: two-thirds (2/3) thereof shall be paid to RMST and one-third (1/3) thereof shall be paid to Media Rare. The payment of $1,000,000 to RMST in accordance with

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Section 6.1(a) hereof shall be credited against RMST's share of Profits.

                  6.4 Media Rare shall maintain all books of accounts and all documents necessary to audit, review and verify Revenue and Project Expenses, and will agree to allow authorized representatives of RMST to have reasonable access to such books and records, and to make such copies thereof as such representatives shall reasonably require. Without limiting the foregoing, RMST shall be provided with access to the records of the Bank Account at such times and with such frequency as RMST may be reasonably request, including all information pertaining to deposits and withdrawals or disbursements into and from the Bank Account.

                  6.5 Media Rare shall furnish to RMST, to the extent practicable, daily accountings of ticket sales and Exhibition attendance and weekly accountings of Ticket Revenue, Sponsorship Revenues, Merchandise Revenue, Ancillary Revenues and Project Expenses within one week of the close of each weekly period, with the first such weekly report to be issued within one week of February 28, 1999. To the extent that Profits are payable, each such weekly report shall be accompanied by proof of transfer to RMST's designated bank account of RMST's share of Profits. Profits shall be disbursed to the parties upon Revenues exceeding Project Expenses. In the event that an audit reflects a five (5%) percent or greater discrepancy from the accounting furnished by Media Rare to RMST, then Media Rare shall be responsible for payment of the costs of such audit.

                  6.6 RMST shall not bear any responsibility for any financial losses that may be incurred in connection with the presentation of the Exhibition.

                  7. MARKETING, ADVERTISING AND PUBLICITY.

                  7.1 RMST shall be fully consulted about and shall participate in the scheduling and details of all marketing, advertising and publicity activities relating to the Exhibition. RMST shall cooperate and not unreasonably withhold its consent to, or unreasonably refuse to participate in, promotional activities.

                  7.2 Media Rare shall make available to RMST any advertising or promotional material in advance of the utilization thereof by the Media Rare for the marketing or promoting the Exhibition. RMST shall make available to Media Rare any advertising or promotional material in advance of the utilization thereof by RMST for marketing or promoting the Exhibition.

                  7.3 No advertising, promotional or other marketing materials may be used by Media Rare without RMST's prior written consent, which consent shall not be unreasonably withheld.

                  8. MERCHANDISING.

                  8.1 The parties acknowledge that RMST has entered into an agreement with Titanic Merchandise, Inc. ("TMI"), pursuant to which TMI is obligated to build-out, operate, staff

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and acquire the inventory for the merchandise shop at the Exhibition (the
"Merchandise Shop"). It is further acknowledged that TMI has agreed to pay to RMST thirty (30%) of gross sales of the Merchandise Shop, less sales tax, credit card charges, check verification fees and returns (the "Merchandise Sales"), and that TMI shall furnish a weekly report of merchandise sales, on an itemized basis, together with remittance of the Merchandise Sales on Friday of each week for the period covering the preceding Monday through Sunday during the Exhibition Term. Media Rare acknowledges that the foregoing terms of such agreement are acceptable. RMST shall use its best efforts to arrange for TMI to have merchandise available for sale on terms and at a place in the St. Paul metropolitan area as may be mutually agreed upon.

                  8.2 It is agreed that the Exhibition Catalogue will be a customized version of the book "Titanic - Legacy of the World's Greatest Ocean Liner" by Susan Wels, with a new cover and approximately sixteen pages of material to be combined with the existing book contents so as to customize such book as an Exhibition catalogue.

                  9. SPONSORSHIP.

                  Media Rare shall seek corporate sponsors for the Exhibition that are not in conflict with the image of promoting science and education, and RMST shall provide its assistance and support for such efforts. RMST shall have the right to approve all sponsors for the Exhibition, which approval shall not be unreasonably withheld. No sponsor shall be granted any rights, other than sponsorship rights with respect to the Exhibition, without the prior written consent of RMST. Nothing in this Agreement shall be construed as authorizing the right to grant sponsorship arrangements for any activity or undertaking of RMST other than the Exhibition. Any and all payments received from sponsors of the Exhibition, less commissions paid in connection therewith, shall be considered Sponsorship Revenue for purposes of this Agreement. The parties acknowledge that RMST has entered into an agreement with Discovery Communications, Inc. ("Discovery"), pursuant to which it has been agreed that Discovery has the right to be a sponsor of the exhibitions of its Titanic artifacts, and that if Discovery desires to be a sponsor, such sponsorship shall be at no cost to Discovery. In the event that Discovery is a sponsor of the Exhibition, its logo shall appear in all promotional materials related to the Exhibition. Media Rare hereby acknowledges that the above arrangements with Discovery are acceptable.

                  10. AUDIO VISUAL RIGHTS.

                  10.1 Except for the sole purpose of the orientation theatre presentation to be made pursuant to Section 3.12 hereof and except for the sole purpose of promoting the Exhibition through the media (the "Promotional Work"), no television, video, film, music, photography or other audio visual rights, including but not limited to, telecommunication mediums such as the Internet, are granted by RMST to Media Rare. The parties further agree that the subject of the Promotional Work shall be limited to the Exhibition, and that subject to RMST's prior written consent, a reasonable portion of RMST's Supporting Material shall be made available for utilization in the Promotional Work. All rights and title to photographs of the Artifacts and RMST's Supporting Material shall be owned exclusively by RMST, and no rights or interests therein are

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hereby conferred upon Media Rare except as expressly set forth in this
Agreement. RMST shall have the right to approve the content and form of the Promotional Work prior to the release thereof to the media, which consent shall not be unreasonably withheld. Any licensing fees that may be derived from the distribution of the Promotional Work shall be included in Ancillary Revenues under this Agreement. It is hereby acknowledged that RMST has granted Discovery a right of first negotiation to produce the Promotional Work, in the event that RMST intends to engage an outside producer to produce the same. Such right of first negotiation is for a period of not less than 30 days, commencing on the date that RMST first notifies Discovery that it intends to cause the production of the Promotional Work, and during such period RMST shall negotiate exclusively and in good faith with Discovery. If Discovery and RMST shall agree on terms in respect of such reel, and if RMST shall thereafter fail to enter into an agreement with Discovery with respect thereto, but shall instead reach agreement with a different media company on the same or less favorable terms (for RMST) as those agreed to with Discovery, RMST has agreed it shall permit Discovery the right to once again negotiate (for a period of 10 days) to produce the Promotional Work on such terms. Media Rare hereby acknowledges that the above agreements with Discovery are acceptable.

                  10.2 Any Internet site established by Media Rare to promote or advertise the Exhibition shall state that the Exhibition is presented by RMST in association with Media Rare and shall include, on the initial screen thereof, a hypertext link to RMST's internet site at the first reference to RMST. Any Internet site used by RMST shall include a reference, on the initial screen thereof, that the Exhibition is being presented at the Venue and shall include a hypertext link to the Internet site used by Media Rare to promote or advertise the Exhibition.

                  10.3 Except as set forth in Section 10.1 hereof, Media Rare will prohibit photography, videotaping, filming or other recording of the Exhibition and will take reasonable measures to inform visitors to the Exhibition of this prohibition. Media Rare shall eject any visitor to the Exhibition who refuses to comply with such prohibition, and shall use its best efforts to confiscate and photographic film or other recording of the Exhibition obtained by such visitor.

                  11. TICKET SALES.

                  11.1 All ticket prices for the Exhibition shall be as follows, unless the parties mutually agree otherwise: Adults - $13.95; Seniors (60+) - $12.95; Youth (5-11 yrs.) - $6.95; School and camp groups (20 or more) - $5.50; and $11.95 adult groups of 20 or more.

                  11.2 Tickets shall be made available for sale in advance on a time-reserved basis, with a service charge to be mutually agreed upon (the "Service Charge") to be added to each ticket purchased in advance.

                  11.3 RMST shall be entitled to a copy of all of the data collected by Media Rare in connection with the sale of tickets hereunder, and Media Rare shall provide RMST with a weekly report of the number of tickets sold within each of the categories enumerated in this Section 11, and such other ticket price categories that may hereafter be established.

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                  12. INDEMNITIES.

                  12.1 RMST agrees to indemnify, defend and hold harmless Media Rare, its subsidiaries, parent companies, affiliates, agents, and assigns and their respective agents, officers, employees, and directors, from and against any and all losses, damages, liabilities, claims, demands, suits and expenses that Media Rare may incur or be liable for as a result of any claim, suit or proceeding made or brought against Media Rare based upon, arising out of, or in connection with RMST's breach of any of its duties or obligations hereunder.

                  12.2 Media Rare agrees to indemnify, defend and hold harmless RMST, its subsidiaries, parent companies, affiliates, agents, and assigns and their respective agents, officers, employees, and directors, from and against any and all losses, damages, liabilities, claims, demands, suits and expenses that RMST may incur or be liable for as a result of any claim, suit or proceeding made or brought against Media Rare based upon, arising out of, or in connection with Media Rare's breach of any of its duties or obligations hereunder.

                  12.3 Each party shall give the other party prompt notice of any claim or suit coming within the purview of these indemnities. Upon the written request of any indemnitee, the indemnitor shall assume the defense of any claim, demand or action against such indemnitee, and shall upon the request of the indemnitee, allow the indemnitee to participate in the defense thereof, such participation to be at the expense of the indemnitee. Settlement by the indemnitee without the indemnitor's prior written consent shall release the indemnitor from the indemnity as to the claim, demand or action so settled.

                  13. TRADEMARK RIGHTS.

                  Neither party, by virtue of this Agreement, shall obtain or claim any right, title or interest in or to the other's name, trademark or logo, except the right to use as specified herein and hereby acknowledges and agrees that all such use shall inure to the benefit of the respective owner. It is expressly agreed that RMST shall be the sole and exclusive owner of all trademarks utilized for the Exhibition and of all Exhibition logos.

                  14. OBLIGATIONS UPON TERMINATION.

                  14.1 Within thirty (30) days of termination of the Exhibition Term, RMST at the request of Media Rare shall forthwith return to Media Rare or otherwise dispose of as Media Rare may direct all pamphlets, literature, photographs, catalogues, advertising material, specifications, cost estimates and other materials, documents and papers whatsoever belonging to Media Rare and sent to RMST relating to the Exhibition (other than correspondence between the Media Rare and RMST) which RMST may have in its possession or under its control, except that RMST shall have the right to retain one (1) copy of each of the foregoing for archival purposes.

                  14.2 Within thirty (30) days of termination of the Exhibition Term, Media Rare at the request of RMST shall forthwith return to RMST or otherwise dispose of as RMST may

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direct all pamphlets, literature, contractual documentation, photographs, catalogues, advertising material, specifications, cost estimates and other materials, documents and papers whatsoever belonging to RMST and sent to RMST relating to the Exhibition (other than correspondence between the Media Rare and RMST) which Media Rare may have in its possession or under its control, except that RMST shall have the right to retain one (1) copy of each of the foregoing for archival purposes.

                  14.3 If either party brings an action against the other to enforce any condition or covenant of this Agreement or for breach of its obligations under this Agreement, the prevailing party shall be entitled to recover from the other party its court costs and reasonable attorney's fees incurred in such action.

                  15. MISCELLANEOUS.

                  15.1 Other Documents. Each of the parties hereto shall execute and deliver such other and further documents and instruments, and take such other and further actions, as may be reasonably requested of them for the implementation and consummation of this Agreement and the transactions herein contemplated.

                  15.2 Parties in Interest. This agreement shall be binding upon and inure to the benefit of the parties hereto, and the successors and assigns of all of them, but shall not confer, expressly or by implication, any rights or remedies upon any other party.

                  15.3 Governing Law. This agreement is made and shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York, USA, without recourse to its conflict of laws principles. Any legal action or proceeding with respect to this Agreement shall be brought exclusively in the courts of the United States of America for the District where the defendant maintains its principal place of business, and by execution and delivery of this Agreement, Media Rare and RMST hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Media Rare and RMST hereby irrevocably waive, in connection with any such action or proceeding, (i) trial by jury, (ii) any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

                  15.4 Notices. All notices required to be given under the terms of this Agreement shall be in writing (including telegraphic, telex, and facsimile transmissions, provided that a copy thereof is also sent by certified or registered air mail on the same day as such telegraphic, telex or facsimile transmission) and shall be deemed to have been duly given if delivered to the addressee in person (and receipted on a copy of such notice), or transmitted, or mailed by certified or registered air mail, return receipt requested, as follows:

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                  If to RMST, addressed to:

                  RMS Titanic, Inc.
                  17 Battery Place
                  Suite 203
                  New York, New York 10004
                  Attention:  George Tulloch, President
                  Fax No.: (212) 482-1912

                  If to Media Rare, addressed to:

                  Media Rare Inc.
                  400 Silbey Street
                  St. Paul, MN 55101
                  Attention:  Eriche Mische
                  Fax No.: (612) 292-0256

All such notices shall be effective upon the delivery thereof to the addressee in person or via telegraph, telex or facsimile, or if mailed, five (5) business days after the deposit thereof in the mails. Any party may change their respective addresses and fax numbers by giving notice as herein provided.

                  15.5 Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior agreements, understandings and writings between the parties with respect to the subject matter hereof and thereof. Each party hereto acknowledges that no representations, inducement, promises, or agreements, oral or otherwise, have been made by any party, which are not embodied herein or in an exhibit hereto, and that no other agreement, statement or promise may be relied upon or shall be valid or binding. Neither this agreement nor any term hereof may be changed, waived, discharged or terminated orally. This agreement may be amended or supplemented or any term hereof may be changed, waived, discharged or terminated by an agreement in writing signed by all parties hereto.

                  15.6 Assignability. This agreement shall not be assignable by either party hereto without the written consent of the other party hereto.

                  15.7 Severability. If any provision of the Agreement shall be held invalid or unenforceable, the remainder of this Agreement which can be given effect without such invalid or unenforceable provision shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.

                  15.8 No Waiver. The waiver by any party hereto of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

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                  15.9 Force Majeure. If due to acts of God, insurrection, fire, elements, national emergency, or any other similar cause outside of the reasonable control of either party to this Agreement ("Force Majeure") the Exhibition is canceled, delayed or the performance of either party under the terms of this Agreement is made impossible, the parties agree that such cancellation, postponement or failure to perform shall not be considered a breach of this agreement. In such event, however, the parties agree to use their best efforts to reschedule the Exhibition.

                  15.10 Publicity. Each of the parties agree that no press announcement or press release in connection with this Agreement shall be made unless the other party hereto shall have given its written consent to such announcement (including the form thereof), which consent shall not be unreasonably withheld.

                  15.11 Confidentiality. RMST and Media Rare agree, as may be permitted by law, not to divulge or permit or cause their officers, directors, stockholders, employees or agents to divulge the substance of this Agreement except to their representatives and attorneys or as may otherwise be required by law in the opinion of counsel for the party required to make such disclosure. Additionally, during and after the Term of this Agreement, neither RMST nor the Media Rare shall disclose to anyone for any reason, without the prior written consent of the other, any marketing plans, strategies, results or other confidential information divulged to or learned by either party about the other from any source whatsoever, unless and until such information has generally become available to the public from sources other than the other party.

                  15.12 Independent Parties. Nothing in this Agreement is intended to create, nor shall anything herein be construed or interpreted as creating, an agency, a partnership, a joint venture or any other relationship between RMST and Media Rare except as expressly set forth herein, and both parties understand that, except as expressly agreed to herein, each shall be responsible for its own separate debts, obligations and other liabilities.

                  15.13 Remedies. Remedies provided to the parties by this Agreement are not exhaustive or exclusive, but are cumulative of each other and in addition to any other remedies the parties may have in law or equity.

                  15.14 Survival of Representations. The representations, warranties, indemnification, and confidentiality provisions set forth in this Agreement shall be continuing and shall survive the expiration of the Exhibition Term.

                  15.15 Headings. The captions and headings used herein are for convenience only and shall not be construed as a part of this agreement.

                  15.16 Counterparts. This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same document.

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                  IN WITNESS WHEREOF, the parties have executed this Agreement and affixed their hands and seal the day and year first above written.

RMS TITANIC, INC.                      MEDIA RARE INC.




By: /s/ George Tulloch                 By: /s/ Kenneth Rowe
   -------------------------------        -------------------------------------
         George Tulloch, President                   Kenneth Rowe, CFO

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